Exhibit 99.1

USA Truck Reports Second Quarter 2017 Results

●	2Q 2017 net loss of ($2.8) million, or ($0.35) per share versus 2Q 2016 net loss of ($1.3) million, or ($0.15) per share
●

Progress in various key measures achieved during the second quarter of 2017, including base revenue per loaded mile, miles per seated tractor per week, and base revenue per seated tractor, providing evidence of improved operational execution

●	The Company confirms its expectation of positive third quarter operating income

Van Buren, AR – August 2, 2017 – USA Truck, Inc. (NASDAQ: USAK), a leading capacity solutions provider, today announced its financial results for the three and six months ended June 30, 2017.

For the quarter ended June 30, 2017, consolidated operating revenue was $107.4 million compared to $109.9 million for the prior-year period. Base revenue, which excludes fuel surcharge, was $96.0 million compared to $99.5 million for the 2016 period. The Company reported a net loss of ($2.8) million, or ($0.35) per share for the second quarter 2017, compared to a net loss of ($1.3) million, or ($0.15) per share, for the same quarter in 2016, on approximately 0.7 million (8.1%) decrease in average shares outstanding. The Company’s second quarter 2017 consolidated operating ratio was 102.8%, compared to 100.5% in the 2016 quarter.

Loss per share for the quarter ended June 30, 2017 included $1.3 million, or $0.10 per share, net-of-tax, of expenses relating to new management hires during the second quarter, $0.3 million, or $0.02 per share, net-of-tax, related to a change in expensing of board compensation without any annual increase, $0.3 million, or $0.02 per share, net-of-tax, relating to non-escheated liabilities to various jurisdictions, and $0.1 million, or $0.01 per share, net-of-tax, of severance costs included in salaries, wages and employee benefits. Included in loss per share for the quarter ended June 30, 2016, was $0.7 million, or $0.05, net-of-tax, per share of severance costs included in salaries, wages and employee benefits.

President and CEO James Reed commented, “The entire organization is committed to returning this company to profitability and building a business that we believe will stand the test of time. The second quarter marked my first full quarter as CEO and while we are not happy with the consolidated results, we believe they show progress in the specific areas that we previously said we would focus.

Building our leadership team: “We filled out our leadership team during the quarter, with both previously announced and new additions. Each of these leaders has had an immediate impact on our business in meaningful ways and all have or are in the process of relocating to the Van Buren / Fort Smith area. Each of these leaders personify the type of principled, focused, experienced, and results-driven individuals we hope will drive USA Truck to its full potential.

Trucking turnaround: “The following are the specific areas we are focused on in improving our Trucking operating results. I am encouraged by the long-term implications of the improvement in these fundamental operating trends:

●

Yield improvements: “We believe our network engineering initiatives have directly led to improvements in our rate per loaded mile, and we continue to work with our customers to improve our network and price positions. Coupled with a more strategically defined network, base revenue per loaded mile increased $0.05 per mile, or 2.9% when compared to 2Q16, which also represented a 1.3% increase over 1Q17.

●	Base revenue per seated tractor increased $77 per week, or 2.6% when compared to 2Q16, which represented a 0.2% increase over 1Q17.

●	Miles per seated tractor per week increased 22 miles per tractor, or 1.1% when compared to 2Q16, which represented a 0.3% decrease over 1Q17.

●

Seated tractors: “Our focus on seating tractors resulted in a sequential improvement in our unseated tractor count to 8.0%. This remains short of our goal of 5%. We believe we are on track to increase average seated tractor count by 5-7% over the fourth quarter 2016 average of 1,547, and increasing base revenue per seated tractor per week by 3-5% over the full year 2016 average of $2,998.

Drive gross margin of USAT Logistics: “Demand and resulting load count, revenues, and gross margin results began to show improvement in May and continued to strengthen through the balance of the second quarter.  The sales agent initiative gained momentum and produced its most successful quarter since inception. Continued focus on expense control and increasing productivity – as measured by loads per headcount – yielded a decision to reallocate regional center headcount from underperforming centers to the stronger performing centers. The USAT Logistics de Mexico office in Celaya, Mexico became fully operational and began generating revenue in the latter part of the second quarter.

Ongoing commitment to reducing costs: “We exceeded our stated annual cost reduction goals for the year during the second quarter by reducing costs by $3.6 million compared to the second quarter of 2016. Fixed controllable costs were reduced in operations and maintenance, salaries, wages and employee benefits, and operating taxes and licenses. These savings were partially offset by a previously announced driver pay increase, higher insurance and claims costs, lower gain on sale of used equipment, and a change in expensing of board of director compensation that resulted in an acceleration of the expense into the quarter, but no increase in annual expense is expected for the full year. As a result, total cost per mile improved sequentially $0.066 in the quarter.

“Overall, results are improving and we believe operating profits are on the near-term horizon. Third quarter 2017 will be the first complete quarter with our new leadership team intact and I look forward to the synergies of the team’s expertise and time in their positions as we expect to see our efforts and direction take root. Already, this team has been instrumental in implementing significant changes in business execution that should improve earnings relative to prior quarters. We reiterate our expectation of returning to operating profitability in the third quarter of 2017 and look forward to that as the launch point for continued improved operating results. This is an exciting time in our industry and, we believe, an inflection point in the history of USA Truck.”

Trucking

For the second quarter 2017, Trucking operating revenue declined $4.0 million, or 5.2%, year over year, to $71.5 million, compared to second quarter 2016. This was primarily due to 9.1% fewer seated tractors, partially offset by a 2.9% increase in base revenue per loaded mile. Operating loss was ($4.8) million for the 2017 period compared to ($2.7) million for the 2016 period. This change was primarily the result of the aforementioned $4.0 million decrease in operating revenue and an increase in associated variable operating expenses, partially offset by the reductions in fixed controllable costs described above. Cost reduction remains an organization-wide priority as the team works to re-engineer the freight network.

USAT Logistics

Operating revenue was $35.8 million, up 4.2% versus second quarter 2016 and up 14.1% sequentially over first quarter 2017. USAT Logistics gross margin grew 23.5% sequentially over first quarter 2017, and was down less than 2% when compared to the same period in 2016, reflecting a slightly lower margin environment as a result of tighter capacity. We remain committed to the success of our USAT Logistics initiatives as we believe market dynamics are beginning to show improvement.

Segment Results

The following table includes key operating results and statistics by reportable segment:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Trucking:
Operating revenue (in thousands)	$71,545	$75,504	$141,825	$151,206
Operating loss (in thousands) (1)	$(4,843)	$(2,733)	$(11,971)	$(7,102)
Operating ratio (2)	106.8%	103.6%	108.4%	104.7%
Adjusted operating ratio (3)	107.6%	103.0%	109.2%	101.1%
Total miles (in thousands) (4)	40,833	44,979	81,283	88,850
Deadhead percentage (5)	12.8%	12.6%	13.0%	12.5%
Base revenue per loaded mile	$1.762	$1.712	$1.751	$1.752
Average number of in-service tractors (6)	1,722	1,834	1,713	1,825
Average number of seated tractors (7)	1,584	1,743	1,574	1,751
Average miles per seated tractor per week	2,007	1,985	2,010	1,952
Base revenue per seated tractor per week	$3,046	$2,969	$3,042	$2,991
Average loaded miles per trip	560	594	569	578

USAT Logistics:
Operating revenue (in thousands)	$35,813	$34,384	$67,203	$69,300
Operating income (in thousands) (1)	$1,877	$2,176	$2,606	$4,182
Gross margin (in thousands) (8)	$6,620	6,714	11,979	13,432
Gross margin percentage (9)	18.5%	19.5%	17.8%	19.4%

(1)	Operating income or loss is calculated by deducting operating expenses from operating revenues.
(2)	Operating ratio is calculated as operating expenses as a percentage of operating revenue.
(3)

Adjusted operating ratio is calculated as operating expenses less restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. See GAAP to non-GAAP reconciliation below.

(4)	Total miles include both loaded and empty miles.
(5)	Deadhead percentage is calculated by dividing empty miles into total miles.
(6)	Tractors include company-operated tractors in service, plus tractors operated by independent contractors.
(7)	Seated tractors are those occupied by drivers.
(8)	Gross margin is calculated by taking revenue less purchased transportation.
(9)	Gross margin percentage is calculated by taking revenue less purchased transportation expense and dividing that amount by revenue.

	Three Months Ended
	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
Base loaded rate per mile	$1.762	$1.740	$1.754	$1.725	$1.712

Balance Sheet and Liquidity

As of June 30, 2017, our total debt and capital lease obligations was $127.8 million, our total debt and capital lease obligations, net of cash (“Net Debt”), was $127.6 million and our stockholders’ equity was $51.0 million. Net Debt to Adjusted EBITDA(a) increased sequentially to 6.4x compared with 5.6x as of March 31, 2017. The Company had approximately $42.2 million available under its credit facility as of June 30, 2017. The Company has a modest capex plan for the remainder of 2017; therefore, we expect any operating cash flow will be directed toward the repayment of debt, with the goal of reducing our leverage ratio to more comfortable levels.

Second Quarter 2017 Conference Call Information

USA Truck will hold a conference call to discuss its second quarter 2017 results on August 3, 2017 at 8:00 AM CT / 9:00 AM ET. To participate in the call, please dial 1-844-824-3828 (U.S./Canada) or 1-412-317-5138 (International). A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s website, www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu. For those who cannot listen to the live broadcast, the presentation materials and an audio replay of the call will be available at our website, www.usa-truck.com, under the “Events & Presentations” tab of the “Investor Relations” menu. A telephone replay of the call will also be available through August 10, 2017, and may be accessed by calling 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), or 1-412-317-0088 (International) and by referencing conference ID #10109692.

(a) About Non-GAAP Financial Information

In addition to our GAAP results, this press release also includes certain non-GAAP financial measures, as defined by the SEC. The terms base revenue, “Net Debt”, “EBITDA”, “Adjusted EBITDA”, “Adjusted operating ratio”, and “Adjusted earnings per diluted share”, as we define them, are not presented in accordance with GAAP.

The Company defines Net Debt as total debt and capital lease obligations, net of cash. It defines EBITDA as net income (loss), plus interest expense net of interest income, provision for income tax expense (benefit) and depreciation and amortization. It defines Adjusted EBITDA as these items plus non-cash equity compensation, impairments on assets held for sale, and severance costs included in salaries, wages and employee benefits. Adjusted operating ratio is calculated as operating expenses less restructuring, impairment and other costs and severance costs included in salaries, wages and employee benefits, net of fuel surcharges, as a percentage of operating revenue excluding fuel surcharge revenue. Adjusted earnings (loss) per diluted share is defined as earnings (loss) before income taxes plus restructuring, impairment and other costs, and severance costs included in salaries, wages and employee benefits reduced by our statutory income tax rate, divided by weighted average diluted shares outstanding. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Net Debt, EBITDA, Adjusted EBITDA, Adjusted operating ratio and Adjusted earnings per diluted share as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.

Net Debt, EBITDA, Adjusted EBITDA, Adjusted operating ratio and Adjusted earnings per diluted share are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin ratio, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of EBITDA, Adjusted EBITDA, Adjusted operating ratio and Adjusted earnings per diluted share to GAAP financial measures at the end of this press release.

Cautionary Statement Concerning Forward-Looking Statements

Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release. As such, this information remains subject to the completion of our quarterly review procedures, and the filing of the related Form 10-Q, which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “strategy,” “future” and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ materially from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information, except as required by law. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

About USA Truck

USA Truck provides comprehensive capacity solutions to a broad and diverse customer base throughout North America. Our Trucking and USAT Logistics divisions blend an extensive portfolio of asset and asset-light services, offering a balanced approach to supply chain management including customized truckload, dedicated contract carriage, intermodal and third-party logistics freight management services. For more information, visit usa-truck.com or usatlogistics.com.

This press release and related information will be available to interested parties at our investor relations website, http://investor.usa-truck.com.

Company Contact

USA Truck, Inc.

Jason Bates, EVP & CFO

(479) 471-2672

Jason.Bates@usa-truck.com

USA TRUCK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue
Operating revenue	$107,358	$109,888	$209,028	$220,506

Operating expenses
Salaries, wages and employee benefits	29,221	30,627	59,860	63,201
Fuel and fuel taxes	10,479	11,391	21,253	21,580
Depreciation and amortization	6,879	7,599	14,523	14,871
Insurance and claims	5,561	5,438	13,893	10,206
Equipment rent	2,633	1,861	4,747	3,722
Operations and maintenance	7,950	10,299	14,521	19,512
Purchased transportation	41,005	38,030	78,408	74,432
Operating taxes and licenses	1,024	1,260	1,974	2,381
Communications and utilities	598	851	1,264	1,731
Gain on disposal of assets, net	(77)	(182)	(337)	(578)
Restructuring, impairment and other costs	--	--	--	5,264
Other	5,051	3,271	8,287	7,104
Total operating expenses	110,324	110,445	218,393	223,426
Operating loss	(2,966)	(557)	(9,365)	(2,920)

Other expenses
Interest expense, net	950	731	1,953	1,295
Other, net	128	133	226	337
Total other expenses, net	1,078	864	2,179	1,632
Loss before income taxes	(4,044)	(1,421)	(11,544)	(4,552)
Income tax benefit	(1,198)	(75)	(3,808)	(1,399)

Consolidated net loss and comprehensive loss	$(2,846)	$(1,346)	$(7,736)	$(3,153)

Net loss per share
Average shares outstanding (basic)	8,028	8,734	8,028	9,069
Basic loss per share	$(0.35)	$(0.15)	$(0.96)	$(0.35)

Average shares outstanding (diluted)	8,028	8,734	8,028	9,069
Diluted loss per share	$(0.35)	$(0.15)	$(0.96)	$(0.35)

GAAP TO NON-GAAP RECONCILIATIONS
(UNAUDITED)
(dollar amounts in thousands, except per share amounts) ADJUSTED EARNINGS (LOSS) BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three Months Ended
	6/30/2017	3/31/2017	12/31/2016	9/30/2016
Net loss	$(2,846)	$(4,890)	$(3,812)	$(734)
Add:
Depreciation and amortization	6,879	7,644	7,672	7,411
Income tax benefit	(1,198)	(2,610)	(1,896)	(224)
Interest expense, net	950	1,003	969	913

EBITDA	3,785	1,147	2,933	7,366
Add:
Non-cash equity compensation	131	21	281	302
Impairment on assets held for sale	--	--	2,839	--
Severance costs included in salaries, wages and employee benefits	82	817	142	--

Adjusted EBITDA	$3,998	$1,985	$6,195	$7,668

ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Loss per share	$(0.35)	$(0.15)	$(0.96)	$(0.35)
Adjusted for:
Severance costs included in salaries, wages and employee benefits	0.01	0.08	0.11	0.08
Restructuring, impairment and other costs	--	--	--	0.58
Income tax expense effect of adjustments	--	(0.03)	(0.04)	(0.25)
Adjusted (loss) earnings per share	$(0.34)	$(0.10)	$(0.89)	$0.06

ADJUSTED OPERATING RATIO RECONCILIATION

(UNAUDITED)

(dollar amounts in thousands)

Consolidated	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating revenue	$107,358	$109,888	$209,028	$220,506
Less:
Fuel surcharge revenue	11,320	10,375	23,162	18,976
Base revenue	96,038	99,513	185,866	201,530
Operating expense	110,324	110,445	218,393	223,426
Adjusted for:
Restructuring, impairment and other costs	--	--	--	(5,264)
Severance costs in salaries, wages and employee benefits	(82)	(697)	(899)	(697)
Fuel surcharge revenue	(11,320)	(10,375)	(23,162)	(18,976)
Adjusted operating expense	$98,922	$99,373	$194,332	$198,489
Operating ratio	102.8%	100.5%	104.5%	101.3%
Adjusted operating ratio	103.0%	99.9%	104.6%	98.5%

Trucking Segment	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue	$71,731	$75,750	$142,202	$151,786
Less: intersegment eliminations	186	246	377	580
Operating revenue	71,545	75,504	141,825	151,206
Less: fuel surcharge revenue	8,828	8,227	18,015	15,048
Base revenue	62,717	67,277	123,810	136,158
Operating expense	76,388	78,238	153,796	158,308
Adjusted for:
Restructuring, impairment and other costs	--	--	--	(4,848)
Severance costs in salaries, wages and employee benefits	(56)	(697)	(642)	(697)
Fuel surcharge revenue	(8,828)	(8,227)	(18,015)	(15,048)
Adjusted operating expense	$67,504	$69,314	$135,139	$137,715
Operating ratio	106.8%	103.6%	108.4%	104.7%
Adjusted operating ratio	107.6%	103.0%	109.2%	101.1%

USAT Logistics Segment	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue	$36,878	$37,087	$69,528	$72,997
Less: intersegment eliminations	1,065	2,703	2,325	3,697
Operating revenue	35,813	34,384	67,203	69,300
Less: fuel surcharge revenue	2,492	2,148	5,147	3,928
Base revenue	33,321	32,236	62,056	65,372
Operating expense	33,936	32,207	64,597	65,118
Adjusted for:
Restructuring, impairment and other costs	--	--	--	(416)
Severance costs in salaries, wages and employee benefits	(26)	--	(257)	--
Fuel surcharge revenue	(2,492)	(2,148)	(5,147)	(3,928)
Adjusted operating expense	$31,418	$30,059	$59,193	$60,774
Operating ratio	94.8%	93.7%	96.1%	94.0%
Adjusted operating ratio	94.3%	93.2%	95.4%	93.0%

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share data)

	June 30,	December 31,
	2017	2016
		(as recast)
Assets
Current assets:
Cash	$166	$122
Accounts receivable, net of allowance for doubtful accounts of $959 and $608, respectively	56,024	55,127
Other receivables	3,591	6,986
Inventories	413	413
Assets held for sale	1,034	4,661
Prepaid expenses and other current assets	4,527	6,187
Total current assets	65,755	73,496
Property and equipment:
Land and structures	31,772	31,500
Revenue equipment	250,238	269,953
Service, office and other equipment	26,131	25,295
Property and equipment, at cost	308,141	326,748
Accumulated depreciation and amortization	(114,232)	(106,465)
Property and equipment, net	193,909	220,283
Other assets	1,070	1,189
Total assets	$260,734	$294,968
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,807	$18,779
Current portion of insurance and claims accruals	12,873	10,665
Accrued expenses	8,696	7,533
Current maturities of capital leases	14,761	16,742
Insurance premium financing	1,314	3,943
Total current liabilities	56,451	57,662
Deferred gain	582	652
Long-term debt	80,175	96,600
Capital leases, less current maturities	31,560	35,133
Deferred income taxes	31,580	37,775
Insurance and claims accruals, less current portion	9,424	8,558
Total liabilities	209,772	236,380
Commitments and contingencies	--	--
Stockholders’ equity:
Preferred Stock, $.01 par value; 1,000,000 shares authorized; none issued	--	--
Common Stock, $.01 par value; 30,000,000 shares authorized; issued 12,154,788 shares, and 12,156,376 shares, respectively	122	122
Additional paid-in capital	68,373	68,375
Retained earnings	50,227	57,963
Less treasury stock, at cost (3,853,064 shares, and 3,849,815 shares, respectively)	(67,760)	(67,872)
Total stockholders’ equity	50,962	58,588
Total liabilities and stockholders’ equity	$260,734	$294,968